Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in American Express Company's 2008 Annual Report to Shareholders, which is incorporated by reference in American Express Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
October 30, 2009